SUNCOKE ENERGY, INC. ANNOUNCES 2025 RESULTS AND
PROVIDES FULL-YEAR 2026 GUIDANCE

•Net loss attributable to SXC was $44.2 million, or $0.52 per diluted share, for the full-year 2025; net loss attributable to SXC was $85.6 million, or $1.00 per diluted share, in the fourth quarter 2025

•Net loss attributable to SXC was impacted by unfavorable one-time items totaling $109.3 million, or $83.1 million net of tax, for the full-year 2025; net loss attributable to SXC was impacted by one-time items totaling $95.7 million, or $72.7 million net of tax, in the fourth quarter 2025

•Full-year 2025 consolidated Adjusted EBITDA(1) was $219.2 million; fourth quarter 2025 consolidated Adjusted EBITDA(1) was $56.7 million

•Operating cash flow was $109.1 million for the full-year 2025

•Extended Granite City coke supply agreement with U.S. Steel through December 2026

•Extended Haverhill II coke supply agreement with Cleveland-Cliffs through December 2028

•Full-year 2026 consolidated Adjusted EBITDA(1) is expected to be between $230 million and $250 million

LISLE, Ill. - SunCoke Energy, Inc. (NYSE: SXC) (the "Company" or "SunCoke") today reported fourth quarter and full-year 2025 results, and provided guidance for 2026.

"We are pleased with the SunCoke team's execution on our operational plan, including our safety performance in 2025. SunCoke achieved an excellent annual Total Recordable Incident Rate (TRIR) of 0.55, excluding Phoenix Global. This represents best-in-class performance and I would like to thank the team for their dedication and commitment. We also made significant progress on our capital allocation goals, with the acquisition of Phoenix Global and the continuation of our quarterly dividend," said Katherine Gates, President and CEO of SunCoke Energy, Inc. "Our fourth quarter and full-year results, when compared to prior year periods, were impacted by the closure of our Haverhill I facility, resulting in a non-cash asset impairment charge, the breach of contract by Algoma, lower Granite City contract extension economics, and the change in mix of contract and spot coke sales. In our Industrial Services segment, Phoenix Global performed in line with our expectations, while weak market conditions persisted throughout the year, impacting our terminals handling volumes."
"Looking ahead to 2026, we have optimized our coke fleet with the closure of Haverhill I, resulting in revised Domestic Coke production capacity of approximately 3.7 million tons. With extended contracts at Granite City and Haverhill II, and having finalized all foundry and spot coke sales, we will be running at full utilization and are sold out for the year. Our 2026 Adjusted EBITDA guidance range of $230 million to $250 million reflects our expectations for improvement in market conditions for our terminals and a full year of Phoenix Global. The breach of contract by Algoma and subsequent closure of Haverhill I will drive lower coke sales tons, but at higher margins, resulting in a modest decrease in Domestic Coke Adjusted EBITDA as compared to 2025," Gates continued. "We remain focused on executing against our well established objectives of exceptional safety performance, operational excellence, and a balanced approach to capital allocation. We plan to use our excess cash flow in 2026 to pay down debt, continue the distribution of the quarterly dividend, and continue to assess growth opportunities. We are positioning the Company for sustained success and delivering significant value to SunCoke stakeholders."
(1)See definition of Adjusted EBITDA and reconciliation to GAAP elsewhere in this release.

CONSOLIDATED RESULTS

	Three Months Ended December 31,			Years Ended December 31,
(Dollars in millions)	2025	2024	Increase/(Decrease)	2025	2024	Increase/(Decrease)
Revenues	$480.2	$486.0	$(5.8)	$1,837.3	$1,935.4	$(98.1)
Net (loss) income attributable to SXC	$(85.6)	$23.7	$(109.3)	$(44.2)	$95.9	$(140.1)
Adjusted EBITDA(1)	$56.7	$66.1	$(9.4)	$219.2	$272.8	$(53.6)
(1)See definition of Adjusted EBITDA and reconciliation to GAAP elsewhere in this release.

Revenues decreased during both the fourth quarter and full-year 2025 as compared to the same prior year periods, primarily driven by lower pricing and volumes due to the change in mix of contract and spot coke sales, lower contract extension economics at Granite City, and lower coke sales volumes due to the breach of contract by Algoma in the Domestic Coke segment, partially offset by the addition of Phoenix Global in the Industrial Services segment.

Net income attributable to SXC for the fourth quarter 2025 decreased from the same prior year period, primarily driven by one-time items totaling $95.7 million, or $72.7 million net of tax, including a non-cash asset impairment charge primarily due to the closure of our Haverhill I cokemaking facility, site closure costs primarily related to Phoenix Global operating sites, and restructuring and transaction costs primarily related to the acquisition of Phoenix Global. Net loss attributable to SXC for the fourth quarter 2025 was also impacted by lower coke sales volumes in the Domestic Coke segment due to the breach of contract by Algoma. Net income attributable to SXC for the full-year 2025 decreased from the same prior year period, primarily driven by one-time items totaling $109.3 million, or $83.1 million net of tax, including a non-cash asset impairment charge primarily due to the closure of our Haverhill I cokemaking facility, transaction and restructuring costs primarily related to the acquisition of Phoenix Global, and site closure costs primarily related to Phoenix Global operating sites. Net loss attributable to SXC for the full-year 2025 was also impacted by the change in mix of contract and spot coke sales coupled with lower economics on the Granite City contract extension in the Domestic Coke segment, and the absence of a one-time gain of $9.5 million on the elimination of the majority of our legacy black lung liabilities recorded in the third quarter of 2024, partially offset by an income tax benefit from capital investment tax credits.

Fourth quarter 2025 Adjusted EBITDA decreased as compared to the same prior year period, primarily driven by lower coke sales volumes due to the breach of contract by Algoma and lower economics on the Granite City contract extension in the Domestic Coke segment, partially offset by the addition of Phoenix Global. Full-year 2025 Adjusted EBITDA decreased as compared to the same prior year period, primarily driven by the change in mix of contract and spot coke sales, lower economics on the Granite City contract extension, lower coal-to-coke yields, and lower coke sales volumes due to the breach of contract by Algoma, partially offset by the addition of Phoenix Global.

SEGMENT RESULTS

Domestic Coke
Domestic Coke consists of cokemaking facilities and heat recovery operations at our Jewell, Indiana Harbor, Haverhill, Granite City and Middletown plants.

	Three Months Ended December 31,			Years Ended December 31,
(Dollars in millions, except per ton amounts)	2025	2024	Increase/(Decrease)	2025	2024	Increase/(Decrease)
Revenues	$383.8	$456.3	$(72.5)	$1,613.8	$1,817.3	$(203.5)
Adjusted EBITDA(1)	$35.6	$57.3	$(21.7)	$170.0	$234.7	$(64.7)
Sales Volume (in thousands of tons)	876	1,032	(156)	3,668	4,028	(360)
Adjusted EBITDA per ton(2)	$40.64	$55.52	$(14.88)	$46.35	$58.27	$(11.92)
(1)See definition of Adjusted EBITDA and reconciliation to GAAP elsewhere in this release.
(2)Reflects Domestic Coke Adjusted EBITDA divided by Domestic Coke sales volumes.

The decreases in revenues and Adjusted EBITDA for both the fourth quarter and full-year 2025 as compared to the same prior year periods were primarily driven by lower pricing and volumes due to the change in mix of contract and spot coke sales, as well as lower contract extension economics at Granite City, and lower volumes due to the breach of contract by Algoma.
Industrial Services
Industrial Services consists of the handling and mixing services of coal and other aggregates at our logistics terminals, including Convent Marine Terminal ("CMT"), Lake Terminal, and Kanawha River Terminals (“KRT”), and fifteen molten slag removal, handling, and processing operating sites in four countries.

	Three Months Ended December 31,			Years Ended December 31,
(Dollars in millions)	2025	2024	Increase/(Decrease)	2025	2024	Increase/(Decrease)
Revenues	$86.2	$20.8	$65.4	$187.8	$83.0	$104.8
Intersegment sales	$5.1	$5.1	$—	$21.9	$22.9	$(1.0)
Adjusted EBITDA(1)	$22.7	$11.5	$11.2	$62.3	$50.4	$11.9
Terminals handling volumes (thousands of tons)(2)	4,616	5,262	(646)	20,320	22,540	(2,220)
Steel customer volumes serviced (thousands of tons)(3)	5,398	—	5,398	9,223	—	9,223
(1)See definition of Adjusted EBITDA and reconciliation to GAAP elsewhere in this release.
(2)Reflects inbound tons handled during the period.
(3)Reflects volumes serviced in the form of slag handling, metal recovery, scrap preparation, and other mill services.

The increases in both revenues and Adjusted EBITDA for the fourth quarter and full-year 2025 as compared to the same prior year periods were primarily driven by the addition of Phoenix Global, partially offset by lower terminals handling volumes due to market conditions.

Corporate and Other
Corporate expenses that can be identified with a segment have been included in determining segment results. The remainder is included in Corporate and Other, which is not a reportable segment, but which also includes licensing and operating fees payable to us under long-term contracts with ArcelorMittal Brazil as well as the expenses related to those operations and activity from our legacy coal mining business.

	Three Months Ended December 31,			Years Ended December 31,
(Dollars in millions)	2025	2024	Increase/(Decrease)	2025	2024	Increase/(Decrease)
Adjusted EBITDA(1)	$(1.6)	$(2.7)	$1.1	$(13.1)	$(12.3)	$(0.8)
(1)See definition of Adjusted EBITDA and reconciliation to GAAP elsewhere in this release.

Adjusted EBITDA results for the fourth quarter 2025 were favorable as compared to same prior year period, primarily driven by lower employee related costs. Adjusted EBITDA results for the full-year 2025 were unfavorable as compared to the same prior year period, primarily driven by the absence of the one-time gain of $9.5 million on the elimination of the majority of our legacy black lung liabilities recorded in the third quarter of 2024, partially offset by lower employee related costs.

2026 OUTLOOK
Our 2026 guidance is as follows:
•Domestic coke total sales are expected to be approximately 3.4 million tons(1)
•Consolidated Net Income is expected to be between $25 million and $43 million
•Consolidated Adjusted EBITDA is expected to be between $230 million and $250 million
•Capital expenditures are projected to be between $90 million and $100 million
•Operating cash flow is estimated to be between $230 million and $250 million
•Net cash tax receipts are projected to be between $8 million and $12 million

Disclaimer: The Company's 2026 outlook and guidance are based on the Company's current estimates and assumptions that are subject to change and may be outside the control of the Company. If actual results vary from these estimates and assumptions, the Company's expectations may change. There can be no assurances that SunCoke will achieve the results expressed by this outlook and guidance.
(1) The production of foundry coke does not replace blast furnace coke on a ton for ton basis, resulting in a difference between guidance of ~3,400Kt coke sales (inclusive of foundry and blast) versus the stated Domestic Coke blast furnace equivalent capacity of ~3,690Kt

RELATED COMMUNICATIONS
SXC will host its quarterly earnings call at 11:00 am ET on February 17, 2026. The conference call will be webcast live at https://event.choruscall.com/mediaframe/webcast.html?webcastid=6AQEfKx3 and archived for replay in the Investors section of www.suncoke.com. Investors and analysts may participate in this call by dialing 1-833-821-7847 in the U.S. or 1-412-652-1261 if outside the U.S., and asking to be joined into the SunCoke Energy, Inc. call.

SUNCOKE ENERGY, INC.
SunCoke Energy, Inc. (NYSE: SXC) supplies high-quality coke to domestic and international customers. Our coke is used in the blast furnace production of steel as well as the foundry production of casted iron, with the majority of sales under long-term, take-or-pay contracts. We also export coke to overseas customers seeking high-quality product for their blast furnaces. Our process utilizes an innovative heat-recovery technology that captures excess heat for steam or electrical power generation and draws upon more than 60 years of cokemaking experience to operate our facilities in Illinois, Indiana, Ohio, Virginia and Brazil. Our industrial services business provides export and domestic material handling services to coke, coal, steel, power and other bulk customers, as well as mission-critical services to leading steel producers globally. The logistics terminals have the collective capacity to mix and transload more than 40 million tons of material each year and are strategically located to reach Gulf Coast, East Coast, Great Lakes and international ports. Additional industrial services include the removal, handling, and processing of molten slag at customer sites, as well as preparation and transportation of metal scraps, raw materials, and finished products. To learn more about SunCoke Energy, Inc., visit our website at www.suncoke.com.

SunCoke routinely announces material information to investors and the marketplace using press releases, Securities and Exchange Commission filings, public conference calls, webcasts, sustainability reports, and SunCoke's website at https://www.suncoke.com/en/investors/overview. The information that SunCoke posts to its website may be deemed to be material. Accordingly, SunCoke encourages investors and others interested in SunCoke to routinely monitor and review the information that SunCoke posts on its website, in addition to following SunCoke's press releases, Securities and Exchange Commission filings, sustainability reports, and public conference calls and webcasts.

NON-GAAP FINANCIAL MEASURES
In addition to U.S. GAAP measures, this press release contains certain non-GAAP financial measures. These non-GAAP financial measures should not be considered as alternatives to the measures derived in accordance with U.S. GAAP. Non-GAAP financial measures have important limitations as analytical tools, and you should not consider them in isolation or as substitutes for results as reported under U.S. GAAP. Additionally, other companies may calculate non-GAAP metrics differently than we do, thereby limiting their usefulness as a comparative measure. Because of these and other limitations, you should consider our non-GAAP measures only as supplemental to other U.S. GAAP-based financial performance measures, including revenues and net income. Reconciliations to the most comparable GAAP financial measures are included following the presentation of financial and operating results included at the end of this press release.

DEFINITIONS
•Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted for any impairments, restructuring costs, gains or losses on extinguishment of debt, gains or losses on derivative instruments, site closure costs and/or transaction costs ("Adjusted EBITDA"). EBITDA and Adjusted EBITDA do not represent and should not be considered alternatives to net income or operating income under U.S. GAAP and may not be comparable to other similarly titled measures in other businesses. Management believes Adjusted EBITDA is an important measure in assessing operating performance. Adjusted EBITDA provides useful information to investors because it highlights trends in our business that may not otherwise be apparent when relying solely on U.S. GAAP measures and because it eliminates items that have less bearing on our operating performance. EBITDA and Adjusted EBITDA are not measures calculated in accordance with U.S. GAAP, and they should not be considered a substitute for net income, or any other measure of financial performance presented in accordance with U.S. GAAP.

FORWARD-LOOKING STATEMENTS
This press release and related conference call contain “forward-looking statements” (as defined in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended). Forward-looking statements often may be identified by the use of such words as "believe," "expect," "plan," "project," "intend," "anticipate," "estimate," "predict," "potential," "continue," "may," "will," "should," or the negative of these terms, or similar expressions. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. Any statements made in this press release or during the related conference call that are not statements of historical fact,including those concerning possible or assumed future results of operations, our 2026 guidance and outlook, our expectation to continue a quarterly dividend, descriptions of our business plans and strategies, and other statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. Forward-looking statements represent only our beliefs regarding future events, many of which are inherently uncertain and involve significant known and unknown risks and uncertainties (many of which are beyond the control of SunCoke) that could cause our actual results and financial condition to differ materially from the anticipated results and financial condition indicated in such forward-looking statements. These risks and uncertainties include, but are not limited to, the risks and uncertainties described in Item 1A (“Risk Factors”) of our Annual Report on Form 10-K for the most recently completed fiscal year, as well as those described from time to time in our other reports and filings with the Securities and Exchange Commission (SEC).

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, SunCoke has included in its filings with the SEC cautionary language identifying important factors (but not necessarily all the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by SunCoke. For information concerning these factors and other important information regarding the matters discussed in this press release and related conference call, see SunCoke's SEC filings, copies of which are available free of charge on SunCoke's website at www.suncoke.com or on the SEC's website at www.sec.gov. All forward-looking statements included in this press release and related conference call are expressly qualified in their entirety by such cautionary statements. Unpredictable or unknown factors not discussed in this press release and related conference call also could have material adverse effects on forward-looking statements.

Forward-looking statements are not guarantees of future performance, but are based upon the current knowledge, beliefs and expectations of SunCoke management, and upon assumptions by SunCoke concerning future conditions, any or all of which ultimately may prove to be inaccurate. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. SunCoke does not intend, and expressly disclaims any obligation, to update or alter its forward-looking statements (or associated cautionary language), whether as a result of new information, future events, or otherwise, after the date of this press release except as required by applicable law.

SunCoke Energy, Inc.
Consolidated Statements of Operations

	Three Months Ended December 31,		Years Ended December 31,
	2025	2024	2025	2024
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
	(Dollars and shares in millions, except per share amounts)
Revenues
Sales and other operating revenue	$480.2	$486.0	$1,837.3	$1,935.4
Costs and operating expenses
Cost of products sold and operating expenses	407.7	406.3	1,553.0	1,603.4
Selling, general and administrative expenses	21.2	15.4	84.8	61.2
Depreciation and amortization expense	58.8	28.8	153.6	118.9
Long-lived asset impairment	90.3	—	90.3	—
Total costs and operating expenses	578.0	450.5	1,881.7	1,783.5
Operating (loss) income	(97.8)	35.5	(44.4)	151.9
Interest expense, net	9.4	5.6	28.4	23.4
(Loss) income before income tax (benefit) expense	(107.2)	29.9	(72.8)	128.5
Income tax (benefit) expense	(21.7)	4.1	(34.0)	25.0
Net (loss) income	(85.5)	25.8	(38.8)	103.5
Less: Net income attributable to noncontrolling interests	0.1	2.1	5.4	7.6
Net (loss) income attributable to SunCoke Energy, Inc.	$(85.6)	$23.7	$(44.2)	$95.9
(Loss) earnings attributable to SunCoke Energy, Inc. per common share:
Basic	$(1.00)	$0.28	$(0.52)	$1.13
Diluted	$(1.00)	$0.28	$(0.52)	$1.12
Weighted average number of common shares outstanding:
Basic	85.6	85.3	85.5	85.1
Diluted	85.6	85.5	85.5	85.3

SunCoke Energy, Inc.
Consolidated Balance Sheets

	December 31,
	2025	2024
	(Unaudited)	(Audited)
	(Dollars in millions, except par value amounts)
Assets
Cash and cash equivalents	$88.7	$189.6
Receivables (net of allowances of $11.1 million and $0.6 million at December 31, 2025, and December 31, 2024, respectively)	111.5	96.6
Inventories	219.9	180.8
Income tax receivable	24.1	—
Other current assets	18.8	7.6
Total current assets	463.0	474.6
Properties, plants and equipment (net of accumulated depreciation of $1,497.4 million and $1,497.6 million at December 31, 2025 and 2024, respectively)	1,202.7	1,143.6
Goodwill	55.6	3.4
Intangible assets, net	44.0	25.8
Deferred charges and other assets	24.6	20.8
Total assets	$1,789.9	$1,668.2
Liabilities and Equity
Accounts payable	$157.3	$153.2
Accrued liabilities	60.8	52.6
Interest payable	1.4	—
Total current liabilities	219.5	205.8
Long-term debt	685.5	492.3
Accrual for black lung benefits	11.7	12.7
Retirement benefit liabilities	7.3	7.6
Deferred income taxes	190.3	196.8
Asset retirement obligations	18.1	17.2
Long-term finance lease liability	2.6	0.2
Other deferred credits and liabilities	28.8	24.6
Total liabilities	1,163.8	957.2
Equity
Preferred stock, $0.01 par value. Authorized 50,000,000 shares; no issued shares at both December 31, 2025 and 2024	—	—
Common stock, $0.01 par value. Authorized 300,000,000 shares; issued 100,069,991 and 99,756,420 shares at December 31, 2025 and 2024, respectively	1.0	1.0
Treasury stock, 15,404,482 shares at both December 31, 2025 and 2024	(184.0)	(184.0)
Additional paid-in capital	732.2	732.8
Accumulated other comprehensive loss	(4.2)	(7.7)
Retained earnings	52.3	138.1
Total SunCoke Energy, Inc. stockholders' equity	597.3	680.2
Noncontrolling interests	28.8	30.8
Total equity	626.1	711.0
Total liabilities and equity	$1,789.9	$1,668.2

SunCoke Energy, Inc.
Consolidated Statements of Cash Flows

	Years Ended December 31,
	2025	2024
	(Unaudited)	(Audited)
	(Dollars in millions)
Cash Flows from Operating Activities:
Net (loss) income	$(38.8)	$103.5
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization expense	153.6	118.9
Long-lived asset impairment	90.3	—
Deferred income tax (benefit) expense	(23.1)	4.5
Share-based compensation expense	2.4	4.0
Gain on extinguishment of legacy coal liabilities	—	(9.5)
Changes in working capital pertaining to operating activities:
Receivables, net	31.0	(8.9)
Inventories	(28.1)	1.8
Accounts payable	(18.6)	(12.9)
Accrued liabilities	(21.2)	(31.9)
Interest payable	1.4	—
Income taxes	(25.2)	1.4
Other	(14.6)	(2.1)
Net cash provided by operating activities	109.1	168.8
Cash Flows from Investing Activities:
Capital expenditures	(66.8)	(72.9)
Acquisition of Phoenix Global, net of cash acquired	(271.5)	—
Other investing activities	(0.9)	0.6
Net cash used in investing activities	(339.2)	(72.3)
Cash Flows from Financing Activities:
Proceeds from revolving facility	431.0	11.0
Repayment of revolving facility	(238.0)	(11.0)
Debt issuance costs	(2.1)	—
Dividends paid	(41.4)	(37.6)
Cash distributions to noncontrolling interests	(7.4)	(8.1)
Repayment of finance lease liabilities	(10.3)	(0.2)
Other financing activities	(3.0)	(1.1)
Net cash provided by (used in) financing activities	128.8	(47.0)
Effect of translation changes on cash	0.4	—
Net (decrease) increase in cash and cash equivalents	(100.9)	49.5
Cash and cash equivalents at beginning of year	189.6	140.1
Cash and cash equivalents at end of year	$88.7	$189.6
Supplemental Disclosure of Cash Flow Information
Interest paid	$28.5	$24.4
Income taxes paid, net of refunds of $5.2 million and $0.3 million	$12.8	$18.0

SunCoke Energy, Inc.
Segment Operating Data

	Three Months Ended December 31,		Years Ended December 31,
	2025	2024	2025	2024
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)

	(Dollars in millions)
Sales and other operating revenues:
Domestic Coke	$383.8	$456.3	$1,613.8	$1,817.3
Industrial Services	86.2	20.8	187.8	83.0
Industrial Services intersegment sales	5.1	5.1	21.9	22.9
Elimination of intersegment sales	(5.1)	(5.1)	(21.9)	(22.9)
Total sales and other operating revenue reportable segments	$470.0	$477.1	$1,801.6	$1,900.3
Corporate and Other, net(1)	10.2	8.9	35.7	35.1
Total sales and other operating revenue	$480.2	$486.0	$1,837.3	$1,935.4
Adjusted EBITDA(2)
Domestic Coke	$35.6	$57.3	$170.0	$234.7
Industrial Services	22.7	11.5	62.3	50.4
Total Adjusted EBITDA reportable segments	58.3	68.8	232.3	285.1
Corporate and Other(1)	(1.6)	(2.7)	(13.1)	(12.3)
Total Adjusted EBITDA	$56.7	$66.1	$219.2	$272.8
Coke Operating Data:
Domestic Coke capacity utilization(3)	90%	100%	93%	100%
Domestic Coke production volumes (thousands of tons)	915	1,023	3,749	4,032
Domestic Coke sales volumes (thousands of tons)	876	1,032	3,668	4,028
Domestic Coke Adjusted EBITDA per ton(4)	$40.64	$55.52	$46.35	$58.27
Industrial Services Operating Data:
Terminals handling volumes (thousands of tons)	4,616	5,262	20,320	22,540
Steel customer volumes serviced (thousands of tons)	5,398	—	9,223	—
(1)Corporate and Other, net is not a reportable segment and includes the results of Brazil cokemaking operations.
(2)See definition of Adjusted EBITDA and reconciliation to GAAP elsewhere in this release.
(3)The production of foundry coke tons does not replace blast furnace coke tons on a ton for ton basis, as foundry coke requires longer coking time. The Domestic Coke capacity utilization is calculated assuming a single ton of foundry coke replaces approximately two tons of blast furnace coke.
(4)Reflects Domestic Coke Adjusted EBITDA divided by Domestic Coke sales volumes.

SunCoke Energy, Inc.
Reconciliation of Non-GAAP Information
Net Income to Adjusted EBITDA

	Three Months Ended December 31,		Years Ended December 31,
	2025	2024	2025	2024
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
	(Dollars in millions)
Net (loss) income	$(85.5)	$25.8	$(38.8)	$103.5
Add:
Depreciation and amortization expense	58.8	28.8	153.6	118.9
Long-lived asset impairment(1)	90.3	—	90.3	—
Interest expense, net	9.4	5.6	28.4	23.4
Income tax (benefit) expense	(21.7)	4.1	(34.0)	25.0
Loss on derivative forward contracts	—	—	0.7	—
Restructuring costs(2)	0.9	—	4.4	—
Transaction costs(3)	0.6	1.8	10.7	2.0
Site closure costs(4)	3.9	—	3.9	—
Adjusted EBITDA	$56.7	$66.1	$219.2	$272.8
(1)During the fourth quarter of 2025, a triggering event occurred requiring a review for impairment at our Haverhill I cokemaking facility asset group as a result of a breach of contract by Algoma, which resulted in a $90.1 million impairment charge.
(2)Restructuring costs include severance and other related charges primarily associated with the acquisition of Phoenix Global.
(3)Reflects costs incurred related to the Phoenix Global acquisition and the granulated pig iron project with U.S. Steel.
(4)Primarily reflects costs incurred associated with closing certain Phoenix Global operating sites.

SunCoke Energy, Inc
Reconciliation of Non-GAAP Information
Estimated 2026 Net Income to Estimated 2026 Adjusted EBITDA

	2026 (Dollars in millions)
	Low	High
Net income	$25	$43
Add:
Depreciation and amortization expense	164	160
Interest expense, net	33	37
Income tax expense	8	10
Adjusted EBITDA	$230	$250

Investor/Media Inquiries:
Sharon Doyle
Manager, Investor Relations
(630) 824-1907